Exhibit 99.1
For Immediate Release
Local.com® Granted Patent for Enhanced Directory Assistance Services
Model Allows Advertisers to Position Their Business Listing in Phone Search Results
IRVINE, CA, Oct. 8, 2009 — Local.com Corporation (NASDAQ: LOCM), a leading local search site and network, today announced that the company has been awarded patent number 7,596,218 by the U.S. Patent and Trademark Office, which covers a system and method for Enhanced Directory Assistance (EDA) Services.
Issued on September 29, 2009, the patent describes a system and method for maintaining a dynamic index for a telephone directory assistance system. The system enables advertisers to dynamically control whether a listing – and/or one or more of a keyword index, a localization index, and a position control index – associated with the advertiser is included in an EDA request, and in what position the associated listing is returned in response to the request.
“In this era of rapid growth in the use of smart phones, consumers are increasingly relying on Enhanced Directory Assistance services to get immediate access to information” said Heath Clarke, Chairman and CEO, Local.com.
“Local.com has a patent that covers an important monetization opportunity in this burgeoning market, and it is complementary to our existing local search patents. We look forward to expanding our relationships with companies in order to deliver monetization of innovative new products and services to this marketplace” continued Mr. Clarke.
For more information on the company please visit: http://corporate.local.com.
About Local.com®
Local.com (NASDAQ: LOCM) owns and operates a leading local search site and one of the largest private label, local search networks in the United States. The company uses patented technologies to provide over 20 million consumers each month with highly relevant search results for local businesses, products and services on Local.com and over 700 regional media sites. Businesses can target ready-to-purchase consumers using a variety of advertising products. To advertise, or for more information visit: www.local.com.
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Media and Investor Relations Contact:
Cameron Triebwasser
Local.com
949-789-5223
ctriebwasser@local.com